Exhibit 99.1

Rightscorp Targets the $15 Billion Book Publishing Industry

Success and Growth of eBook Industry Leads Company to Expand Monetization Services to Copyright Infringements in Publishing

Santa Monica, Calif. - April 10, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), announced today that it plans to expand its copyright monetization services into the consumer book publishing market. Rightscorp will soon represent authors and publishing companies by monitoring and monetizing of their digital assets against copyright infringement and illegal downloading.

“We recently announced a deal to represent Mark Sisson, author of the bestselling book The Primal Blueprint. This marks our entrance into the multi-billion dollar book publishing industry, an area where we feel we can add value to our clients and our investors,” said Christopher Sabec, CEO of Rightscorp. “eBooks and eReaders have become very popular since the release of the Kindle in late 2007, but just like any medium, the creation of digital format opens them up to digital theft and copyright infringement. With a $3 billion market and growing, the digital book market is an ideal place to add protection and secure revenues. We are now expanding our focus to include monetization and protection of online books and are already in discussions with other authors and industry trade organizations about how we can help them.”

The Association of American Publishers reported that revenues including both online and physical book sales were $15 billion in 2012. The Los Angeles Times placed print sales at $12 billion in 2012 and also $12 billion in 2011. Regardless of the eBook’s growth over the last few years, the industry for physical books remains very strong.

Sales of eBooks reached $3 billion at the end of 2012, up from $68 million in 2008 according to a recent article posted on Yahoo! Finance. The article also cited that Jeff Bezos, Founder and CEO of Amazon, said that “Kindle owners buy more books now than they did before they owned the eReader”. A PaidContent article cited that PricewaterhouseCoopers (PwC) estimates “consumer eBooks will drive $8.2 billion in sales by 2017, surpassing projected print book sales, which it thinks will shrink by more than half during that period.”

Rightscorp currently represents more than 1,000,000 copyrights with more than 40,000 copyrights in its system. Rightscorp has already received settlements from subscribers of more than 50 ISPs and closed over 60,000 cases of copyright infringement to date.

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

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This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag
Managing Partner
IRTH Communications
rightscorp@irthcommunications.com
1-866-976-4784

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